Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-259205

The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement
Dated December 10, 2021
to the Product Prospectus Supplement No. ERN-ES-1 Dated September 14, 2021, the Prospectus Supplement Dated September 14, 2021 and the Prospectus, Dated September 14, 2021

$_________ Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022 Royal Bank of Canada

Royal Bank of Canada is offering notes (the “Notes”) linked to an equally-weighted basket of shares of common stocks (each, a “Reference Stock” and together, the “Basket”) of entities that are not affiliated with us (each, a “Reference Stock Issuer”). The Reference Stocks were selected in December 2021 by the Equity Research Department at Raymond James & Associates, Inc. (“Raymond James”) as the Raymond James Analysts’ Best Picks® for 2022. See the "Summary" section below for the names of the Reference Stocks, and the section below, “Raymond James’ Analysts Best Picks for 2022.”
The CUSIP number for the Notes is 78013G2K0. The ISIN for the Notes is US78013G2K02.
The Notes may pay quarterly interest, as described in this document. The amount of any interest to be paid on the Notes will not be fixed, and will depend on the total dividends on the Reference Stocks during the preceding Interest Calculation Period (as defined below).
Any payments on the Notes are subject to our credit risk. The Notes will not be listed on any securities exchange.
On the maturity date, the amount that we will pay to you for each $1,000 in principal amount of the Notes (the “Redemption Amount”) will depend upon the performance of the Basket over the term of the Notes. The Participation Rate is 97.80%. You may lose all or a portion of the principal amount of your Notes at maturity if the Basket Level Percentage (as defined below) is not at least approximately 102.25%, as described in more detail below. Please see the discussion below for more complete information about how the payment at maturity will be determined.
Issue Date: December 17, 2021
Maturity Date: December 19, 2022
Investing in the Notes involves a number of risks.  See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement, and “Risk Factors” beginning on page PS-4 of the product prospectus supplement and on page S-2 of the prospectus supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.  The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$___
Underwriting discounts and commissions(1)	1.25%	$___
Proceeds to Royal Bank of Canada	98.75%	$___
(1) RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, will receive a commission of approximately $12.50 per $1,000 in principal amount of the Notes, and will use a portion of that commission to allow selling concessions to Raymond James of up to approximately $12.50 per $1,000 in principal amount of the Notes.  In addition, RBCCM will pay to Raymond James a licensing fee of up to 0.60% of the principal amount of the Notes. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
The initial estimated value of the Notes as of the Trade Date is expected to be between $937.50 and $977.50 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date (Pricing Date):	December 10, 2021
Averaging Dates:	December 10, 2021, December 13, 2021, December 14, 2021 and December 15, 2021.
Issue Date:	December 17, 2021
Valuation Dates:	December 12, 2022, December 13, 2022, December 14, 2022 and December 15, 2022.
Maturity Date:	December 19, 2022, subject to extension for market and other disruptions, as described below and in the product prospectus supplement.
Reference Asset:
A Basket consisting of the Reference Stocks.  The Reference Stocks are the securities included in Raymond James Analysts’ Best Picks for 2022. The Reference Stocks and their ticker symbols are: Advance Auto Parts, Inc. (AAP), Bloomin' Brands, Inc. (BLMN), Cadence Bank (CADE), Chubb Limited (CB), Cognex Corporation (CGNX), Cushman & Wakefield PLC (CWK), Darling Ingredients Inc. (DAR), D.R. Horton, Inc. (DHI), Encompass Health Corporation (EHC), The Estée Lauder Companies Inc. (EL), EngageSmart, Inc. (ESMT), Diamondback Energy, Inc. (FANG), Forward Air Corporation (FWRD), Microchip Technology Incorporated (MCHP), Public Storage (PSA), The Scotts Miracle-Gro Company (SMG), TD SYNNEX Corporation (SNX), Switch, Inc. (SWCH), WESCO International, Inc. (WCC), and Wintrust Financial Corporation (WTFC).

Raymond James Analysts’ Best Picks for 2022:
In December of each year, the equity research department at Raymond James selects its best picks for the following calendar year.  Raymond James’ goal in selecting the Best Picks for 2022 was to identify stocks that will be able to sustain operational growth and price appreciation over a 12-month period. For more detail, please see the section entitled “Raymond James Analysts’ Best Picks for 2022” and “Additional Risk Factors—Additional Risks Relating to the Reference Stocks” in this pricing supplement.

Reference Stock Weighting:	1/20th for each Reference Stock.
Payment at Maturity (if held to maturity):
The amount that you will receive at maturity for each $1,000 in principal amount of the Notes (the “Redemption Amount”) will depend upon the performance of the Basket. The Redemption Amount will equal the product of (a) $1,000, (b) the Basket Level Percentage and (c) the Participation Rate.
As discussed in more detail below, the Basket Level Percentage must exceed approximately 102.25% in order for you to receive a Redemption Amount per $1,000 in principal amount of the Notes that exceeds the principal amount.  In addition, the Redemption Amount could be substantially less than the principal amount of the Notes.

P-2	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
Reference Stock Performance:
The Reference Stock Performance will measure the change in value of each Reference Stock over the term of the Notes.
For each Reference Stock, the Reference Stock Performance will equal (a) the applicable Final Share Price divided by (b) the applicable Initial Share Price, expressed as a percentage.

Weighted Reference Stock Performance:	For each Reference Stock, the product of (a) its Reference Stock Performance and (b) the Reference Stock Weighting.
Participation Rate:
97.80%. Because the Participation Rate is less than 100%, the Basket Level Percentage must exceed approximately 102.25% in order for you to receive a Redemption Amount per $1,000 in principal amount of the Notes that exceeds the principal amount. In addition, because the Participation Rate is less than 100%, the interest payments you receive on the Notes will be less than the applicable Dividend Amounts. See “Hypothetical Returns” below.

Basket Level Percentage:	The sum of the Weighted Reference Stock Performances.
Initial Share Price:	For each Reference Stock, the arithmetic mean of its closing price on each Averaging Date occurring shortly before the issue date of the Notes.
Final Share Price:	For each Reference Stock, the arithmetic mean of its closing price on each Valuation Date.
Interest Calculation Dates:	Quarterly, on March 15, 2022, June 15, 2022, September 15, 2022 and December 15, 2022.
Interest Payment Dates:	Quarterly, on March 17, 2022, June 17, 2022, September 19, 2022 and the Maturity Date.
Calculation of Interest Payments:
The amount of each interest payment, if any, will depend upon the amount of dividends on each Reference Stock calculated during the Interest Calculation Period (as defined below) preceding each interest payment date, and will equal, for each $1,000 in principal amount, (a) the sum of the Dividend Amounts for each of the Reference Stocks multiplied by (b) the Participation Rate.

Interest Calculation Period:
The period from, and excluding the Interest Calculation Date of the prior Interest Calculation Period, to and including, the Interest Calculation Date of the current Interest Calculation Period, provided that the first Interest Calculation Period shall commence on and exclude the Trade Date and the last Interest Calculation Period shall end on and include the Final Valuation Date.

Dividend Amount:
For each Reference Stock, an amount in U.S. dollars equal to (a) $1,000 divided by the applicable Initial Share Price multiplied by (b) the applicable Reference Stock Weighting multiplied by (c) 100% of the gross cash distributions (including ordinary and extraordinary dividends) per share of the Reference Stock declared by the applicable Reference Stock Issuer where the date that the applicable Reference Stock has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs during the relevant Interest Calculation Period, determined as described in more detail in the section below, “Description of the Notes — Interest Payments.” As to each Reference Stock Issuer that is organized (or becomes reorganized) outside of the U.S., the applicable Dividend Amount may be reduced as described in the section below, “Description of the Notes—Interest Payments—Dividend Amount.”

P-3	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
Calculation Agent:	RBC Capital Markets, LLC, our wholly-owned subsidiary (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid contingent income-bearing cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in this pricing supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Distribution:
The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the Notes to any such investor. Investors purchasing a Note will be required to certify their status as a United States person for U.S. federal income tax purposes by providing a duly completed and executed Internal Revenue Service Form W-9.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus).
Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 to P-3 of this pricing supplement and the terms appearing under the captions “Description of the Notes” below and “General Terms of the Notes” in the product prospectus supplement.

The Averaging Dates and the Valuation Dates for any Reference Stock, as well as the maturity date, are subject to postponement if a market disruption event occurs with respect to an applicable Reference Stock, as described in the product prospectus supplement. The Trade Date and the issue date of the Notes are subject to change. The actual Trade Date, issue date, interest payment dates, interest calculation dates, Averaging Dates, Valuation Dates and maturity date for the Notes will be set forth in the final pricing supplement relating to the Notes.

P-4	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021 and the product prospectus supplement dated September 14, 2021, relating to our Senior Global Medium-Term Notes, Series I, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and in the product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Product Prospectus Supplement ERN-ES-1 dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000114036121031259/brhc10028936_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-5	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
HYPOTHETICAL RETURNS
The following hypothetical examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket and the related effect on the Redemption Amount. The following hypothetical examples illustrate the payment you would receive on the maturity date if you purchased $1,000 in principal amount of the Notes. Numbers appearing in the examples below have been rounded for ease of analysis. The examples below are based on the Participation Rate of 97.80%. This table does not reflect any interest that may be paid on the Notes.
Basket Level Percentage	Redemption Amount per $1,000 in Principal Amount	Percentage Gain (or Loss) per $1,000 in Principal Amount
140.00%	$1,369.20	36.92%
130.00%	$1,271.40	27.14%
120.00%	$1,173.60	17.36%
110.00%	$1,075.80	7.58%
102.25% (1)	$1,000.00	0.00%
100.00%(2)	$978.00	-2.20%
90.00%	$880.20	-11.98%
80.00%	$782.40	-21.76%
70.00%	$684.60	-31.54%
60.00%	$586.80	-41.32%
30.00%	$293.40	-70.66%
0.00%	$0.00	-100.00%
(1) For you to receive a Redemption Amount greater than the principal amount of the Notes, the Basket Level Percentage must be greater than approximately 102.25% due to the effect of the Participation Rate being only 97.80%.
(2) If the Basket Level Percentage is not at least approximately 102.25%, you will lose some or all of the principal amount of the Notes.
Please see the sections below, “Additional Risk Factors—General Risks Relating to the Terms of the Notes—You May Lose Some or All of the Principal Amount at Maturity” and “—The Notes Will Not Reflect the Full Performance of the Reference Stocks, Which May Negatively Impact Your Return on the Notes.”

P-6	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the Reference Stocks. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement and the prospectus supplement. In addition to the risks described in the product prospectus supplement and the prospectus supplement, you should consider the following:
General Risks Relating to the Terms of the Notes
•
You May Lose Some or All of the Principal Amount at Maturity –– The Notes do not guarantee any return of principal. The amount payable on the Notes at maturity will depend on the performance of each of the Reference Stocks, and may be less, and possibly significantly less, than your initial investment. If the prices of some or all of the Reference Stocks decrease, the payment at maturity may be less than the principal amount. In addition, because the Participation Rate is only 97.80%, the Basket Level Percentage must exceed approximately 102.25% in order for you to receive a Redemption Amount that exceeds the principal amount. You may lose all or a substantial portion of the amount that you invested to purchase the Notes. You may incur a loss, even if the Basket Level Percentage is greater than 100% (but less than approximately 102.25%). Please also see “—The Notes Will Not Reflect the Full Performance of the Reference Stocks, Which May Negatively Impact Your Return on the Notes.”

•
The Notes May Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity –– There may be no periodic interest payments on the Notes, and any such payments may be less than there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The amount of each interest payment, if any, will depend upon the Dividend Amount of each Reference Stock during the Interest Calculation Period preceding each interest payment date, as adjusted by the Participation Rate. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
The Notes Will Not Reflect the Full Performance of the Reference Stocks, Which May Negatively Impact Your Return on the Notes –– Because the calculation of the Redemption Amount includes a Participation Rate of less than 100%, the return, if any, on the Notes will not reflect the full performance of the Reference Stocks. Therefore, the yield to maturity based on the methodology for calculating the Redemption Amount will be less than the yield that would be produced if the Reference Stocks were purchased and held for a similar period. The Basket Level Percentage must be at least approximately 102.25% for the Redemption Amount to exceed the principal amount. In addition, because the Participation Rate is less than 100%, the interest payments you receive on the Notes will be less than the applicable Dividend Amounts.

•
Any Increase in the Price of One or More Reference Stocks May Be Offset by Decreases in the Price of One or More Other Reference Stocks –– The price of one or more of the Reference Stocks may increase while the price of one or more of the other Reference Stocks decreases.  Therefore, in determining the value of the Basket at any time, including on the Valuation Dates, increases in the price of one Reference Stock may be moderated, or wholly offset, by decreases in the price of one or more other Reference Stocks.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes –– The Notes are our unsecured debt securities. As a result, your receipt of any amounts due on the Notes is dependent upon our ability to repay our obligations on the applicable payment date. This will be the case even if the value of the Basket increases after the Trade Date. No assurance can be given as to what our financial condition will be at maturity of the Notes.

•
Owning the Notes Is Not the Same as Owning the Reference Stocks –– The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Stocks. For example, although certain dividends on the Reference Stocks will be reflected in the interest payments on the Notes, they will be subject to and reduced by the Participation Rate and based upon the "Net Percentage" and other amounts set forth below; accordingly, an investment in the Notes may return less than an actual investment in the Reference Stocks. As an

P-7	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stocks may have. Furthermore, one or more of the Reference Stocks may appreciate during the term of the Notes, and, due to the Participation Rate, you will not fully participate in such appreciation.
•
The Initial Share Price for Each Reference Stock Will Be Based on the Closing Prices for that Reference Stock on Each Averaging Date, Which May Adversely Affect the Return on the Notes — The Initial Share Price of each Reference Stock, which is used to determine the related Reference Stock Performance and therefore the Basket Level Percentage, will be based on the closing prices of that Reference Stock on each Averaging Date.

As a result, the hedging activities relating to each Reference Stock by us or any of our affiliates may affect the Calculation Agent’s determination of the Initial Share Price for each Reference Stock; therefore, these hedging activities may adversely affect the payment at maturity, if any.
•
The Initial Share Price for Each Reference Stock Will Not Be Known Until After the Trade Date of the Notes — The Initial Share Price of the Reference Stocks will be determined over four Averaging Dates.  The first Averaging Date is the Trade Date.  As a result, the Initial Share Price of one or more Reference Stocks may be substantially higher or lower than its market price on the date that you make your investment decision to purchase the Notes.

•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments –– The payments on the Notes are subject to adjustment as described in this document. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Description of the Notes—Market Disruption Events” below.

•
Significant Aspects of the Tax Treatment of the Notes Are Uncertain and Certain Aspects May Make the Notes Less Suitable for Certain Non-U.S. Investors –– The tax treatment of the Notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Although the U.S. federal income tax treatment of the interest payments is uncertain, we intend to take the position that such interest payments constitute taxable ordinary income to a United States holder at the time received or accrued in accordance with the holder’s regular method of accounting.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Notes based on the amount that may be paid at maturity, and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income (in addition to the interest payments) on a current basis. The outcome of this process is uncertain and could apply on a retroactive basis.
Moreover, the Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the Notes to any such investor.  Investors purchasing a Note will be required to certify their status as a United States person for U.S. federal income tax purposes by providing a duly completed and executed Internal Revenue Service Form W-9.  If investors that are not “United States persons” for U.S. federal income tax purposes acquire any Notes, such investors may incur U.S. tax obligations as a result of owning such Notes.
Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences—United States Taxation” in the accompanying prospectus and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement.  You should consult your tax advisor about your own tax situation.
Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses –– There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of ours may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to

P-8	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.
•	The Market Value of the Notes May Be Influenced by Many Unpredictable Factors –– The following factors, many of which are beyond our control, may influence the market value of the Notes:
•	the market prices of the Reference Stocks;
•	the dividend yields of the Reference Stocks;
•	economic, financial, political, military, regulatory, legal and other events that affect the securities markets generally, and which may affect the values of the Reference Stocks; and
•	interest rates in the market.
These factors may influence the market value of your Notes if you sell your Notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your Notes.  If you sell your Notes prior to maturity, you may receive less than your initial investment.
Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public –– The initial estimated value that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Reference Stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, licensing fee and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, licensing fee and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See "Structuring the Notes" below. Our estimate will be based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

P-9	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
Additional Risks Relating to the Reference Stocks
•
The Inclusion of the Reference Stocks in the Basket Does Not Guarantee a Positive Return on the Notes –– Raymond James’ process in creating the Best Picks for 2022 was to permit the analysts of its research department to each identify stocks that, at the time of the creation of the list, the analyst believed will be able to sustain operational growth and price appreciation over a 12 month period. However, there can be no assurance that any Reference Stock, or the Best Picks for 2022 in its entirety, will perform as intended. The list of stocks on Best Picks for 2022 is not dynamic; if the analysts’ opinion of a Reference Stock changes, that change will not cause the deletion or addition of Reference Stocks to the list. While all of the securities that are included in the best picks list had a “strong buy” rating from Raymond James at the time of selection, there is no guarantee that those securities will retain that rating throughout the term of the Notes. The performance of the Reference Stocks may be less than the performance of the equities markets generally, and less than the performance of the economic sectors represented by the Reference Stocks, or other securities in which you may choose to invest.  Although Raymond James may have expressed a positive view as to the Reference Stocks prior to the Trade Date, its views may have changed significantly prior to the Trade Date or may change significantly during the term of the Notes.  In addition, any positive views of Raymond James’ research division is separate and apart from the offering of these Notes, and does not constitute investment advice.  Our offering of the Notes does not constitute our recommendation or the recommendation of ours, Raymond James, or our respective affiliates to invest in the Notes or in the Reference Stocks.

•
An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets — CB and CWK were issued by non-U.S. companies, and/or traded in markets outside of the U.S. An investment in securities linked to the value of non-U.S. equity securities involves particular risks.  Non-U.S. securities may be more volatile than U.S. securities, and market developments may affect non-U.S. securities differently from the U.S. securities.  Direct or indirect government intervention to stabilize these non-U.S. securities, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those securities.

Securities prices of non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the non-U.S. securities, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
•
ESMT Has a Limited Trading History — ESMT commenced trading in September 2021.  As a result, it has limited historical trading information that you can refer to in order to evaluate its performance.  Accordingly, an investment in the Notes may be more risky than an investment linked only to securities that have a longer period of historical trading information.

•
You Will Not Have Any Shareholder Rights and Will Have No Right to Receive Any Reference Stocks at Maturity –– Investing in the Notes will not make you a holder of any of the Reference Stocks.  Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions (except to the extent that the Dividend Amounts, as adjusted by the Participation Rate, are reflected in the interest payments on the Notes) or any other rights with respect to any of these securities.

•
Changes That Affect a Reference Stock May Affect the Market Value of the Notes and the Amount You Will Receive at Maturity –– Changes affecting a Reference Stock or a Reference Stock Issuer, such as reorganizations or mergers, will be reflected in the price of that Reference Stock and therefore could affect the amount payable on your Notes at maturity and the market value of the Notes prior to maturity.  If these events occur, the Calculation Agent may, for example, adjust the applicable Initial Share Price.  See “Description of the Notes—Anti-Dilution Adjustments.”

P-10	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
•
No Reference Stock Issuer Will Have any Role or Responsibilities with Respect to the Notes –– None of the Reference Stock Issuers will have authorized or approved the Notes, or will be involved in this offering.  No such company will have any financial or legal obligation with respect to the Notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the Reference Stocks or the Notes.  No such company will receive any of the proceeds from any offering of the Notes.  No Reference Stock Issuer or any other company will be responsible for, or participate in, the determination or calculation of the Redemption Amount.

•
Neither We Nor Raymond James Control Any Reference Stock Issuer and Neither We Nor Raymond James Are Responsible for Any Disclosure Made by Any Other Company –– Neither we nor Raymond James nor any of our respective affiliates have the ability to control the actions of any Reference Stock Issuer, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Reference Stock.  Neither we nor Raymond James are responsible for any other issuer’s public disclosure of information on itself or any Reference Stock, whether contained in SEC filings or otherwise.  Neither we nor Raymond James will perform any due diligence procedures with respect to the Reference Stock Issuers.  You should make your own investigation into the Reference Stock Issuers.

•
The Historical Performance of the Reference Stocks Should Not Be Taken as an Indication of Their Future Performance –– The Final Share Prices of the Reference Stocks will be used to determine the Redemption Amount.  The historical performance of the Reference Stocks does not necessarily give an indication of their future performance.  As a result, it is impossible to predict whether the prices of the Reference Stocks will rise or fall during the term of the Notes.  The prices of the Reference Stocks will be influenced by complex and interrelated political, economic, financial and other factors.

Holders of the Reference Stocks are only entitled to receive those dividends as each issuer’s board of directors may declare out of funds legally available.  Although dividends and distributions on one or more of the Reference Stocks may have historically been declared by the applicable board of directors, they are not required to do so and may reduce or eliminate those dividends in the future.  The Dividend Amount of one or more of the Reference Stocks during the term of the Notes may be zero or minimal, resulting in interest payments on the Notes for one or more quarterly interest periods that is less than other interest-bearing instruments in which you could invest. In addition, the Dividend Amount relating to one or more Reference Stocks may be reduced under certain circumstances as set forth in the section “Description of the Notes—Interest Payments—Dividend Amounts,” to reflect certain withholding taxes and other deductions.
•
You Will Have Limited Anti-Dilution Protection with Respect to the Reference Stocks –– The Calculation Agent will adjust the Initial Share Price of a Reference Stock for stock splits, reverse stock splits, stock dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “Description of the Notes—Anti-Dilution Adjustments” below, and in the product prospectus supplement.  The Calculation Agent will not be required to make an adjustment for every corporate event that may affect a Reference Stock.  For example, the Calculation Agent will not make any adjustments for events such as an offering by a Reference Stock Issuer of equity securities or a tender or exchange offer for less than all outstanding shares of that issuer by a third party.  Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the price of the Reference Stock, and adversely affect the value of the Notes.

Risks Relating to Conflicts of Interest
•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stocks –– In the ordinary course of their business, RBCCM, Raymond James and our respective affiliates may have expressed views on expected movements in any Reference Stock, and may do so in the future.  These views or reports may be communicated to our clients, Raymond James’ clients, and clients of our respective affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Reference Stock may at any time have significantly different views from those of our respective affiliates.  For

P-11	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
these reasons, you are encouraged to derive information concerning the Reference Stocks from multiple sources, and you should not rely solely on views expressed by us, Raymond James or our respective affiliates.
•
Our Trading and Other Transactions Relating to the Reference Stocks, Futures, Options or Other Derivative Products May Adversely Affect the Market Value of the Notes –– As described under “Use of Proceeds and Hedging” in the product prospectus supplement, we or our affiliates may hedge our obligations under the Notes by purchasing or selling the Reference Stocks, futures or options relating to the Reference Stocks, or other derivative instruments with returns linked or related to changes in the performance of the Reference Stocks.  We may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to do so, any of these hedging activities may adversely affect the prices of the Reference Stocks, and therefore, the market value of the Notes, and the amount payable at maturity.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the Notes decreases.

We, Raymond James, or one or more of our respective affiliates may also engage in trading relating to the Reference Stocks on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades.  Any of these activities could adversely affect the prices of the Reference Stocks and, therefore, the market value of the Notes.  We, Raymond James, or one or more of our respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Stocks.  By introducing competing products into the marketplace in this manner, we, Raymond James or one or more of our respective affiliates could adversely affect the market value of the Notes.
•
Our Business Activities and the Business Activities of Our Affiliates May Create Conflicts of Interest –– As noted above, we, Raymond James, or one or more of our respective affiliates expect to engage in trading activities related to the Reference Stocks that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we, Raymond James and our respective affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Reference Stocks, could be adverse to the interests of the holders of the Notes.  We, Raymond James, or one or more of our respective affiliates may, at present or in the future, engage in business with the Reference Stock Issuers, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  In providing these services, we or Raymond James may obtain confidential information about the Reference Stock Issuers, and we will be under no obligation to share this information with you.  These activities may present a conflict between our, Raymond James or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we, Raymond James and our respective affiliates have published, and in the future expect to publish, research reports and other materials with respect to most or even all of the Reference Stocks.  Our views are modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Even if one of our affiliates or Raymond James expresses a negative opinion about one or more of the Reference Stocks, or if market conditions change, the composition of the Basket will not change during the term of the Notes (except under the limited circumstances described below) and in the product prospectus supplement.  Any of these activities by us, Raymond James or one or more of our respective affiliates may affect the prices of the Reference Stocks and, therefore, the market value of the Notes.

•
As Calculation Agent, RBCCM Will Have the Authority to Make Determinations That Could Affect the Value of the Notes and the Payment at Maturity –– As Calculation Agent for your Notes, RBCCM will have discretion in making various determinations that affect your Notes, including determining the Initial Share Prices, the Final Share Prices, the Basket Level Percentage, the Redemption Amount, the amounts of any interest payments on the Notes, and whether any market disruption event has occurred.  The Calculation Agent also has discretion in making certain adjustments relating to mergers and certain other corporate transactions that a Reference Stock Issuer may undertake.  The exercise of this discretion by RBCCM could adversely affect the value of your Notes and may present RBCCM, which is our wholly-owned subsidiary, with a conflict of interest.

P-12	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
DESCRIPTION OF THE NOTES
Composition of the Basket
Each Reference Stock was assigned the weighting (each, a “Reference Stock Weighting”) specified in the “Summary” section above.
Payment at Maturity
The amount that you will receive at maturity for each $1,000 in principal amount of the Notes (the “Redemption Amount”) will depend upon the performance of the Basket.  The Redemption Amount will equal:
($1,000 × the Basket Level Percentage x the Participation Rate)
Basket Level Percentage. The Basket Level Percentage will equal the sum of the Weighted Reference Stock Performances.
Weighted Reference Stock Performance. For each Reference Stock, the product of (a) its Reference Stock Performance and (b) its Reference Stock Weighting.
Reference Stock Performance. The Reference Stock Performance will measure the change in value of each Reference Stock over the term of the Notes. For each Reference Stock, the Reference Stock Performance will equal (a) the applicable Final Share Price divided by (b) the applicable Initial Share Price, expressed as a percentage.
Initial Share Price. For each Reference Stock, the Initial Share Price will equal the arithmetic mean of its closing price on each Averaging Date.
Final Share Price. For each Reference Stock, the Final Share Price will equal the arithmetic mean of its closing price on each Valuation Date.
Interest Payments
We may make periodic interest payments on the Notes.  The amount of each interest payment, if any, will depend upon the amount of dividends on each Reference Stock calculated during the Interest Calculation Period preceding each interest payment date, and will equal, for each $1,000 in principal amount, (a) the sum of the Dividend Amounts for each of the Reference Stocks multiplied by (b) the Participation Rate.
The first Interest Calculation Period will commence on and exclude the Trade Date and end on and include the first Interest Calculation Date. Each subsequent Interest Calculation Period will begin on the trading day following an Interest Calculation Date and end on the next Interest Calculation Date.  The final Interest Calculation Date will occur on the final Valuation Date.
Interest will be paid on the Interest Payment Dates set forth above. Interest will be payable to holders of record on the business day before each Interest Payment Date. However, the final interest payment will be paid to the holders entitled to the payment at maturity. If an interest payment date falls on a day other than a business day, interest will be paid on the next succeeding business day, and no additional interest will accrue as a result of that postponement.
Dividend Amount.  For each Reference Stock, an amount in U.S. dollars equal to (a) $1,000 divided by the applicable Initial Share Price multiplied by (b) the applicable Reference Stock Weighting multiplied by (c) 100% of the gross cash distributions (including ordinary and extraordinary dividends and extraordinary dividends where a holder of the Reference Stock has the option to receive additional shares or cash in lieu thereof) per share of Reference Stock declared by the

P-13	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
applicable Reference Stock Issuer where the date that the applicable Reference Stock has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs from (and including) the second Averaging Date to (and including) the final Valuation Date, as determined by the Calculation Agent, and subject to the following limitations:
•
with respect to any distribution where the date that the applicable Reference Stock commences trading ex-dividend on the second Averaging Date, only 1/4 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Stock commences trading ex-dividend on the third Averaging Date, only 1/2 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Stock commences trading ex-dividend on the fourth Averaging Date, only 3/4 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Stock commences trading ex-dividend on the second Valuation Date, only 3/4 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Stock commences trading ex-dividend on the third Valuation Date, only 1/2 of the applicable distribution shall be included; and

•
with respect to any distribution where the date that the applicable Reference Stock commences trading ex-dividend on the fourth Valuation Date, only 1/4 of the applicable distribution shall be included.

If any Dividend Amount announced and/or declared by the relevant Reference Stock Issuer is not paid as so announced or declared, or is paid in a smaller amount, the Calculation Agent shall make such adjustments to the interest payments as shall be necessary to reflect the actual amount received by holders of the Reference Stocks.
For any Reference Stock that is organized, or becomes reorganized, outside of the U.S., each Dividend Amount will be reduced by (a) a “Net Percentage” and/or (b) the Calculation Agent’s reasonable estimate of any issuance fee that would apply to a hypothetical U.S. holder of its shares, which such issuance fee we do not expect to exceed 12% of the amount of the relevant dividend).  These reductions are designed to reflect the approximate net portion of a dividend that a hypothetical holder of shares of that Reference Stock would receive after giving effect to applicable withholding taxes of the relevant jurisdiction and any issuance fees.  However, there can be no assurance that these reductions would reflect the actual amounts received by any holder of shares of that Reference Stock.  The Net Percentage will be determined and/or redetermined by the Calculation Agent during the term of the Notes.  As of the date of this pricing supplement, the Net Percentage as to CB and CWK, which are organized outside of the United States, are up to 35% and 0%, respectively.
Trading Day. When we refer to a trading day with respect to any Reference Stock, we mean a day on which the principal trading market for that Reference Stock is open for trading, as determined by the Calculation Agent.
Valuation Dates
The scheduled Valuation Dates are set forth above.  If a Valuation Date is not a trading day as to any Reference Stock, that Valuation Date will be postponed as to that Reference Stock to the next trading day.  If the Calculation Agent determines that a market disruption event occurs or is continuing on a Valuation Date, the Final Share Price of the applicable Reference Stock or Reference Stocks will be determined according to the calculation in “— Market Disruption Events” below.

P-14	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
Maturity Date
The maturity date will be December 19, 2022, unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date will be postponed by the same number of business days as the final Valuation Date may be postponed, as provided in the prior paragraph. However, no interest will be payable as a result of that postponement.
Market Disruption Events
If a market disruption event occurs or is continuing on an Averaging Date or a Valuation Date as to any Reference Stock, its closing price for the applicable day will equal its closing price on the first trading day following the applicable Averaging Date or Valuation Date on which the Calculation Agent determines that a market disruption event is not continuing.  If a market disruption event as to that Reference Stock occurs or is continuing on each trading day to and including the tenth trading day following the applicable Averaging Date(s) or Valuation Date(s), its closing price will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Initial Share Price or the Final Share Price, as applicable, that would have prevailed in the absence of the market disruption event.  If the final Valuation Date is postponed as a result of a market disruption event, the maturity date of the Notes will be postponed by the same number of business days.
Anti-Dilution Adjustments
For any Reference Stock, the Calculation Agent will adjust the Initial Share Price if certain events occur with respect to that Reference Stock, as described in the product prospectus supplement.  However, no adjustments will be made as a result of an “extraordinary dividend,” as such dividends will be reflected in the applicable “Dividend Amount,” as described above.
Default Amount on Acceleration
If an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable on the Notes upon any acceleration of the Notes will be determined by the Calculation Agent and will be an amount in cash per $1,000 in principal amount of the Notes equal to the Redemption Amount, calculated as if the date of acceleration were the final Valuation Date.
Role of Calculation Agent
The Calculation Agent will make all determinations regarding the prices of the Reference Stocks, the Redemption Amount, the Dividend Amounts of the Reference Stocks, trading days, business days, market disruption events, any required anti-dilution adjustments, the default amount, and the amounts payable on your Notes.  Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or calculations by the Calculation Agent.

P-15	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
RAYMOND JAMES ANALYSTS' BEST PICKS FOR 2022
The Basket is composed of publicly traded common stocks selected by the Equity Research Department at Raymond James as the “Raymond James Analysts’ Best Picks® for 2022.  Every year since December 1995, the equity research department at Raymond James has selected its best picks for the following calendar year.  The best picks list is a static list announced in December for the following calendar year.
The goal in selecting the Best Picks for 2022 was to identify stocks that will be able to sustain operational growth and price appreciation over a 12 month period.  Only certain analysts (who must satisfy specified Raymond James criteria for their prior research-related experience and success) in the Raymond James Equity Research Department can submit stocks for consideration as a best pick. In order to be included in the Raymond James Analysts’ Best Picks®, beginning with the Best Picks for 2022, stocks must have met certain criteria, including without limitation, the following:
•	the stock must have been rated a “strong buy” at the time of selection;
•	the stocks selected must have had an average daily trading value of at least $10 million over the last 100 trading days (or for such shorter period as a relevant stock may have been publicly traded);
•
the stock price must have been greater than $5.00 per share, and if under $10.00 per share, then the stock must have had an average daily trading value of at least $20 million over the last 100 trading days; and

•	only one stock per analyst is allowed.
The final selection of the best picks was made by a committee of three members from the Raymond James Equity Research Department.  Neither we nor our affiliates take any responsibility for the selection of the best picks or otherwise endorses such stocks and none of such entities (or Raymond James) makes any representation as to the performance of any Reference Stock or the Basket.  All of the stocks that are included in the best picks list had a “strong buy” rating at the time of selection; however, there is no guarantee that the stocks will retain that rating throughout the term of the Notes.
There are a number of risks that will affect each of the companies that comprise the Best Picks for 2022, including, but not limited to, industry specific risks, risks relating to major competitors or new product expectations, unforeseen developments with respect to the management, financial condition or accounting policies or practices of the company, and external factors that could affect the U.S. economy, interest rates, the U.S. dollar or particular segments of the economy.  Any of these changes may have an adverse effect on the company, the performance of its stock, investor confidence in the stock and the company’s business prospects.  Please see “Additional Risk Factors—Additional Risks Relating to the Reference Stocks—The inclusion of the Reference Stocks in the Basket Does Not Guarantee a Positive Return on the Notes” in this pricing supplement.
The information in this section has been provided by Raymond James.

P-16	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
THE REFERENCE STOCKS
Companies with securities registered under the Exchange Act, such as the Reference Stock Issuers, are required to file periodically financial and other information specified by the SEC.  Information filed with the SEC can be obtained through the SEC’s website at http://www.sec.gov.
CADE files periodic reports with the Federal Deposit Insurance Corporation, and not the SEC.  CADE's periodic reports can be found on the FDIC's website by reference to FDIC certificate number 11813.
Information on that website is not included or incorporated by reference in this pricing supplement.
This pricing supplement relates only to the Notes offered hereby and does not relate to any Reference Stocks or other securities of any Reference Stock Issuer.  We derived all disclosures in this pricing supplement regarding the Reference Stock Issuers from publicly available documents described in the preceding paragraph.  In connection with the offering of the Notes, none of us, Raymond James, or our respective affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any Reference Stock Issuer.  None of us, Raymond James, or any of our respective affiliates makes any representation that such publicly available documents or any other publicly available information regarding any Reference Stock Issuer is current, accurate or complete.  None of those documents shall be deemed to be incorporated by reference into this pricing supplement.
The composition of the Basket and the identity of the Reference Stocks were selected by Raymond James.  None of us, Raymond James or any of our respective affiliates endorses those stocks in connection with this offering, and none of those entities makes any representation as to the performance of any Reference Stock or the Basket.
The Reference Stocks, and a brief description of each Reference Stock Issuer, are set forth below.
The Equity Research Department at Raymond James & Associates, Inc. regularly publishes research regarding equity securities.  The Reference Stocks have been selected from among the companies covered by the Equity Research Department or the research division of one or more investment banks with which Raymond James has a research relationship.  However, we note that these are only research views based on currently available information.  There is no assurance that any particular company will be successful.  Moreover, the business, results of operations, and prospects of these companies are subject to conditions outside of the control of the Equity Research Department, such as general economic conditions.
Additional information regarding Raymond James research analyst ratings is available at http://www.raymondjames.com/rsch_how.htm.  Information on that website is not included or incorporated by reference in this document.  A rating is subject to downward revision at any time, and a broker-dealer may cease to cover a particular security at any time, including during the term of the Notes.
The information in the above two paragraphs has been provided by Raymond James.
Investors should review recent prices of the Reference Stocks prior to making an investment decision with respect to the Notes.
Advance Auto Parts, Inc. (AAP)
Advance Auto Parts, Inc. is an automotive aftermarket parts provider that serves commercial and do-it-yourself customers, as well as independently owned operators. The company operates stores in the United States, Canada, Puerto Rico, and the Virgin Islands.
The company’s common stock is listed on the New York Stock Exchange (the "NYSE") under the ticker symbol “AAP.”

P-17	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
Bloomin' Brands, Inc. (BLMN)
Bloomin' Brands, Inc. owns and operates a chain of casual dining restaurants. The company offers its products and services through company-owned and franchised locations worldwide.
The company’s common stock is listed on the Nasdaq Stock Market (the "Nasdaq") under the ticker symbol “BLMN.”
Cadence Bank (CADE)
Cadence Bank operates as a commercial bank. The bank offers student checking accounts, debit cards, online and mobile banking, money management, loans, mortgages, retirement planning, and advisory services.
The company’s common stock is listed on the NYSE under the ticker symbol “CADE.”
Chubb Limited (CB)
Chubb Limited is a property and casualty insurance company. The company provides commercial and personal property, casualty, and personal accident and supplemental health insurance, reinsurance, and life insurance to a diverse group of clients.
The company’s common stock is listed on the NYSE under the ticker symbol "CB.”
Cognex Corporation (CGNX)
Cognex Corporation designs, develops, manufactures, and markets machine vision systems. The company's systems are used to automate the manufacturing of a variety of items and to help ensure their quality.
The company’s common stock is listed on the Nasdaq under the ticker symbol “CGNX."
Cushman & Wakefield PLC (CWK)
Cushman & Wakefield PLC operates as a real estate firm. The company offers property, facilities and project management, leasing, capital markets, valuation, and other services.
The company’s common stock is listed on the NYSE under the ticker symbol “CWK.”
Darling Ingredients Inc. (DAR)
Darling Ingredients Inc. collects and recycles animal processing by-products and used restaurant cooking oil. The company also provides grease trap collection services to restaurants. The company processes these raw materials into finished products such as tallow, meat and bone meal, and yellow grease for sale in the United States and overseas.
The company’s common stock is listed on the NYSE under the ticker symbol “DAR.”

P-18	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
D.R. Horton, Inc. (DHI)
D.R. Horton, Inc. constructs and sells single-family homes designed primarily for the entry-level and move-up markets. The company operates in the Midwest, Mid-Atlantic, Southeast, Southwest, and Western regions of the United States. The company also, through its financial services operations, provide mortgage financing and title agency services to homebuyers.
The company’s common stock is listed on the NYSE under the ticker symbol “DHI.”
Encompass Health Corporation (EHC)
Encompass Health Corporation provides inpatient rehabilitative healthcare services.  The company operates inpatient rehabilitation hospitals, outpatient and rehabilitation satellites, and home health agencies. The company provides treatment on both an inpatient and outpatient basis.
The company’s common stock is listed on the NYSE under the ticker symbol “EHC.”
The Estée Lauder Companies Inc. (EL)
The Estée Lauder Companies Inc. manufactures, markets, and sells skin care, makeup, fragrance, and hair care products.
The company’s common stock is listed on the NYSE under the ticker symbol “EL.”
EngageSmart, Inc. (ESMT)
EngageSmart, Inc. provides software-as-a-service based customer engagement software and integrated payment solutions. It operates through two segments, enterprise solutions and small and medium sized business solutions.
The company’s common stock is listed on the NYSE under the ticker symbol “ESMT.”
Diamondback Energy, Inc. (FANG)
Diamondback Energy Inc. operates as an independent oil and natural gas company, and is focused on the acquisition, development, exploration, and exploitation of unconventional, onshore oil, and natural gas reserves in the Permian Basin in West Texas.
The company’s common stock is listed on the Nasdaq under the ticker symbol "FANG.”
Forward Air Corporation (FWRD)
Forward Air Corporation, together with its subsidiaries, operates as a freight and logistics company in the United States and Canada. The company operates through two segments, expedited freight and intermodal.
The company’s common stock is listed on the Nasdaq under the ticker symbol “FWRD.”

P-19	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
Microchip Technology Incorporated (MCHP)
Microchip Technology Incorporated develops, manufactures, and sells semiconductor products for embedded control applications in the Americas, Europe, and Asia. The company offers general purpose 8-bit, 16-bit, and 32-bit microcontrollers; 32-bit embedded microprocessors markets; and specialized microcontrollers for automotive, industrial, computing, communications, lighting, power supplies, motor control, human machine interface, security, wired connectivity, and wireless connectivity applications.
The company’s common stock is listed on the Nasdaq under the ticker symbol “MCHP.”
Public Storage (PSA)
Public Storage, is a Real Estate Investment Trust that primarily acquires, develops, owns and operates self-storage facilities.
The company’s common stock is listed on the NYSE under the ticker symbol “PSA.”
The Scotts Miracle-Gro Company (SMG)
The Scotts Miracle-Gro Company markets branded consumer lawn and garden products, as well as a full range of products for professional horticulture. The company manufactures and markets fertilizers, pest controls, plant foods, gardening soils, grass seed, and other products in North America and Europe.
The company’s common stock is listed on the NYSE under the ticker symbol "SMG.”
TD SYNNEX Corporation (SNX)
TD SYNNEX Corporation provides business process services in the United States and internationally. The company distributes peripherals; and information technology systems, including system components, software, networking, communications and security equipment, consumer electronics, and complementary products, as well as designs and integrates data center equipment.
The company’s common stock is listed on the NYSE under the ticker symbol “SNX.”
Switch, Inc. (SWCH)
Switch, Inc., through its subsidiary, Switch, Ltd., provides colocation space and related services in the United States. It develops and operates data centers in Nevada, Michigan, and Georgia.
The company’s common stock is listed on the NYSE under the ticker symbol “SWCH.”
WESCO International, Inc. (WCC)
WESCO International, Inc. distributes electrical products and other industrial maintenance, repair, and operating supplies. The company also provides integrated supply services. The company operates branches and distribution centers in the United States, Canada, Puerto Rico, Guam, Mexico, the United Kingdom, and Singapore, which serve customers worldwide.
The company’s common stock is listed on the NYSE under the ticker symbol "WCC.”

P-20	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
Wintrust Financial Corporation (WTFC)
Wintrust Financial Corporation is a multi-bank holding company providing community-based banking services in various suburbs of Chicago, Illinois. The company provides a variety of commercial and personal financial services to individuals, businesses, local governmental units, and institutions.
The company’s common stock is listed on the Nasdaq under the ticker symbol "WTFC.”
License Agreement
We have entered into a license agreement with Raymond James, under which we have obtained the right to use certain trademarks of Raymond James in connection with our issuance of the Notes.  Under the license agreement, we have agreed to pay Raymond James a fee of up to 0.60% of the principal amount of the Notes.
The license agreement requires this section to state as follows:
Solely by participating in this offering, Raymond James makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the ability of the Basket to track general or industry-specific stock market performance.  Raymond James and its third party licensors have no obligation to take the needs of Royal Bank of Canada or the owners of the Notes into consideration in determining or composing the Basket.  RBCCM is Calculation Agent for the Notes and will have discretion in making various determinations and calculations that affect the Notes, and Raymond James is not responsible for any such determinations or calculations.  Raymond James has no obligation or liability in connection with the administration of the Notes.
Raymond James has licensed certain of its trademarks to us.
The marks “RAYMOND JAMES” and "Raymond James Analysts’ Best Picks" are trademarks of Raymond James & Associates, Inc. and/or its affiliates, and have been licensed for our use.

P-21	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 14, 2021 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
In the opinion of our counsel, Ashurst LLP, it would generally be reasonable to treat the Notes as a pre-paid cash-settled contingent income-bearing derivative contract linked to the Reference Stocks for U.S. federal income tax purposes, and the terms of the Notes require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization.
Although the U.S. federal income tax treatment of the interest payments is uncertain, we intend to take the position, and the following discussion assumes, that such interest payments (including any interest payments made on or with the maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting.
It is possible that the Internal Revenue Service could assert that a U.S. holder’s holding period in respect of the Notes should end on the date on which the amount the holder is entitled to receive upon the maturity of the Notes is determined, even though the holder will not receive any amounts from the issuer in respect of the Notes prior to the maturity of the Notes. In such case, the timing and character of income you recognize in respect of the Notes may be affected.
We refer you to the discussion in the product prospectus supplement dated September 14, 2021 under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Potential Application of Section 1260 of the Internal Revenue Code” for the consequences that may result under Section 1260 of the Code, including the possible recharacterization as ordinary income of any long-term capital gain (the “Excess Gain”) recognized by a U.S. holder in respect of a Note and the possible interest charge applicable to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in a gross income inclusion for such U.S. holder in taxable years prior to the taxable year of the sale or maturity of the Notes. One or more Reference Stocks in the Basket are the types of financial assets described under Section 1260 of the Code, and we note that the consequences arising under Section 1260 of the Code may apply to the Notes by reference to such Reference Stocks. Prospective investors are urged to consult with their tax advisors regarding the potential application of Section 1260 of the Code to their investment in the Notes.
Non-U.S. Holders
Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will apply to Notes that are issued as of the date of this pricing supplement if such Notes are “delta-one” instruments. Based on our determination that the Notes are delta-one instruments, non-U.S. holders will be subject to withholding on dividend equivalent payments, if any, under the Notes.  We will not pay additional amounts in respect of any dividend equivalent withholding.
While the U.S. federal income tax treatment of the Notes (including proper characterization of the contingent interest for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the contingent interest paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form).  In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders.  A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.  The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will

P-22	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
depend on the proper characterization of the contingent interest under U.S. federal income tax laws and whether such treaty rate or exemption applies to such contingent interest payments.  No assurance can be provided on the proper characterization of the contingent interest for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty.  Non-U.S. holders should consult their tax advisors in this regard.
It is possible that dividend equivalent payments on the Notes will exceed the contingent interest paid. Under such circumstances, a non-U.S. holder of the Notes may be subject to additional U.S. withholding tax at a 30% rate on the difference between the dividend equivalent payments and contingent interest. In addition, it is possible that we (or the applicable withholding agent) may determine that treaty benefits that may otherwise be applicable to contingent interest may not apply to withholding tax on dividend equivalent payments. It is also possible that a withholding agent will withhold under Section 871(m) with respect to the Notes, notwithstanding the withholding tax imposed on any contingent interest amounts, in which case the application of Section 871(m) to the Notes could significantly increase a non-U.S. holder’s tax liability in respect of the Notes. We (or the applicable withholding agent) are entitled to withhold taxes on any payments treated as dividend equivalents without being required to pay any additional amounts with respect to amounts so withheld. A non-U.S. holder should consult its tax advisor regarding the possibility of additional withholding tax.
The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes.  If investors that are not “United States persons” for U.S. federal income tax purposes acquire any Notes, such investors may incur U.S. tax obligations as a result of owning such Notes.

P-23	RBC Capital Markets, LLC

Notes Linked to Raymond James Analysts’ Best Picks® for 2022, due December 19, 2022
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We, either ourselves or through RBCCM as agent, have entered into an arrangement with Raymond James, in which Raymond James will act as an agent in connection with the distribution of the Notes.  Such distribution may occur on or subsequent to the issue date.  The Notes sold by Raymond James to investors will be offered at the issue price of $1,000 per Note.  Raymond James will receive the compensation set forth on the cover page of this pricing supplement.
We expect that delivery of the Notes will be made against payment for the Notes on or about December 17, 2021, which is the fifth business day after the Trade Date.  See “Plan of Distribution” in the prospectus. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative arrangements to prevent a failed settlement.
We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value that will be included in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects our costs to distribute and structure the Notes, and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-24	RBC Capital Markets, LLC